Exhibit 10.13

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 18, 2008 by and between The Parent Company (the “Company”) and Michael J. Wagner (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ Employee and Employee desires to be employed by the Company on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which is mutually acknowledged, the Company and Employee agree as follows:

Section 1. Definitions.

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 below, (iii) all accrued but unused vacation time earned by Employee during the fiscal year in which the termination of Employee’s employment occurs, and (iv) any other benefits (without duplication) provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms therein.

(b) “Base Salary” shall mean the salary provided for in Section 4(a) below or any increased salary granted to Employee pursuant to Section 4(a).

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Cause” shall mean a good faith determination by the Board of: (i) gross negligence or willful misconduct by Employee in connection with Employee’s duties hereunder; (ii) repeated failure by Employee to perform (other than due to Disability) in any material respect his duties or responsibilities after notice and a fifteen (15) day opportunity to cure; (iii) misappropriation by Employee of the assets or business opportunities of the Company or its affiliates; (iv) any fraud or any other act or omission involving dishonesty or bad faith with respect to the Company or its affiliates or any of their respective customers or suppliers committed by Employee or at his or her direction, or with his or her knowledge; (v) Employee’s indictment for, charge with, conviction of, admission to, or entry of pleas of no contest to any felony or any other crime involving dishonesty, breach of trust, moral turpitude, or physical harm to any person; (vi) Employee’s use of illegal drugs which, in the Company’s judgment, interferes with the performance of Employee’s duties; (vii) conduct which brings the Company or any of its affiliates into public disgrace or disrepute in any material respect, or (viii) Employee’s breach of any material provision of this Agreement or of any policy of the Company or its affiliates established by their boards of directors, which breach, if curable, is not cured within 15 days after written notice thereof to Employee. A motor vehicle felony will not constitute Cause, unless associated with a sentence of incarceration.

(e) “Commerce” shall mean and refer to the marketing, sale, or distribution of products or services through retail sales, internet sales, or any other network or vehicle for the marketing, sale, or distribution of products or services.

(f) “Competitive Activities” shall mean any business activities that are competitive with any business that the Company and its subsidiaries engage in or plan to engage in, including but not limited to (A) any business activities providing or developing either Content or Commerce in the direct to consumer toy and children’s products business or the pregnancy, baby and toddler areas or (B) business activities of any kind for WalMart, Toys R Us, Babies R Us, Target, KB Toys, Sears/Kmart, Amazon.com, or JC Penny either (i) during the Term of Employment up to and including termination of employment, or (ii) for purposes of Employee’s obligations under Section 8(c) after the Term of Employment.

(g) “Confidential Information” shall have the meaning set forth in Section 8(a) below.

(h) “Content” shall mean and refer information or data that is developed, distributed, assembled, transmitted, or communicated and relates to the needs, interests, purchases, or networks of customers, potential customers, members, or participants of any type.

(i) “Developments” shall mean any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registerable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the Term of Employment, whether or not during regular working hours.

(j) “Disability” shall mean any physical or mental disability or infirmity that prevents the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(k) “Good Reason” means the occurrence, without Employee’s consent, of any item referred to in clauses (i) through (iv) below, of any of the following: (i) the assignment to the Employee of any significant duties materially inconsistent with the Employee’s previous position, duties, responsibilities or status with the Company that reflects a substantial diminution in the nature of the Employee’s position, duties, responsibilities or status; (ii) a significant adverse change in Employee’s reporting responsibilities, titles or offices, or any removal of Employee from or any failure to re-elect Employee to any position with the Company or any subsidiary that Employee previously held (except in connection with Employee’s promotion or the termination of Employee’s employment), (iii) a reduction in the Employee’s annual base salary as in effect on the date of this Agreement (or as subsequently modified), except for across-the-board salary reductions similarly affecting all similarly situated employees, (iv) the taking of any action by the Company or any subsidiary which would adversely affect Employee’s participation in or materially reduce Employee’s benefits under any employee benefit or compensation plan except for across-the-board changes similarly affecting all similarly situated employees, or (v) the Company’s or any subsidiary’s requiring Employee to be based anywhere other than (aa) a location within 40 miles of Employee’s previous job location or (bb) Denver, Colorado (reasonably required travel on Company business shall not be considered to impact where Employee is required to be based); or requiring Employee to travel on the Company’s or any subsidiary’s business to an extent substantially more burdensome than Employee’s previous travel obligations.

(l) “Promissory Note” shall mean, when applicable, that certain Secured Limited Recourse Promissory Note and Pledge Agreement, dated May 10, 2004, between Employee, as the maker, and D. E. Shaw Laminar Lending, Inc., as the holder.

(m) “Restricted Period” shall mean one (1) year plus the Severance Period.

(n) “Severance Period” shall mean a period of 12 months commencing on the date employment terminates.

(o) “Shares” shall mean shares of the Company’s common stock, $0.001 par value per share.

(p) “Term of Employment” shall mean the period specified in Section 2 below.

Section 2. Acceptance and Term of Employment.

The Company agrees to employ Employee and Employee agrees to serve the Company on the terms and conditions set forth herein. Unless sooner terminated as provided in Section 7 hereof, the Term of Employment shall commence on the date Employee began or will begin employment with the Company or its affiliates, and shall end at 5:00 p.m. Mountain Time on January 31, 2011.

Section 3. Position, Duties and Responsibilities.

(a) During the Term of Employment, Employee shall be employed and serve as Chief Executive Officer of the Company (together with such other position or positions consistent with Employee’s title as the Board shall specify from time to time) and shall perform such duties typically associated with such title. Employee’s duties as of the date hereof are set forth on Exhibit A hereto.

(b) Employee shall devote his/her full business time (except for permitted vacation periods, periods of illness or other Disability), attention, skill and best efforts to the performance of his/her duties under this Agreement and shall not engage in any other business or occupation or otherwise take any actions during the Term of Employment, including, without limitation, any activity that (i) materially conflicts with the interests of the Company, (ii) materially interferes with the proper and efficient performance of his/her duties for the Company, or (iii) materially interferes with the exercise of his/her judgment in the Company’s best interests.

Section 4. Compensation. During the Term of Employment, Employee shall be entitled to the following compensation:

(a) Base Salary. Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, Three hundred and fifty thousand ($350,000), with increases, if any, as may be approved in writing by the Board, and subject to customary withholding of applicable taxes, governmental charges, and other withholdings in accordance with federal and state law.

(b) Annual Bonus. For each fiscal year during the Term of Employment, Employee shall be eligible to receive an annual bonus pursuant to the annual bonus plan adopted by the Board for such year, subject to its terms and conditions. For fiscal year 2007, Employee shall be eligible to receive a Bonus with respect to that portion of 2007 during which Employee was employed by either the Company or by eToys Direct, Inc. without duplicating any payments owing or made by the Company or by eToys Direct, Inc. to Employee under any prior employment agreement or arrangement with either the Company or eToys Direct, Inc. Any such bonus, if determined by the Company to be payable, shall be payable within 90 days following the end of each fiscal year during the Term of Employment. If Employee’s employment terminates before the date of actual payment of Bonuses then Employee’s right to receive and entitlement to such Bonus for the current or prior fiscal year shall not have accrued and such Bonus will not be payable to Employee unless otherwise provided for in this Agreement. If Employee is party to a Promissory Note, for so long as the Promissory Note remains in effect, one third (1/3) of the amount of any such bonus, net of income taxes due on such bonus, shall be allocated as payment of accrued but unpaid interest and principal on the Promissory Note, as provided in Section 1(c)(ii) of the Promissory Note.

Section 5. Employee Benefits.

During the Term of Employment, Employee shall be entitled to participate in all of the employee benefit plans or programs for which similarly situated employees of the Company are generally eligible including, without limitation, health plans, insurance, disability, retirement and other benefits (Exhibit C). Employee shall also be entitled to the same number of holidays, vacation, sick days and other benefits as are generally allowed to similarly situated employees of the Company in accordance with the Company policy in effect from time to time. Employee’s right to participate in any employee benefit plans or programs of the Company shall be subject to the right of the Company to amend, modify or terminate any such plan or program as applied to similarly situated persons in accordance with its terms and applicable law and subject in each case to any applicable waiting periods or other restrictions contained in such benefit plans or programs.

Section 6. Reimbursement of Business Expenses.

Consistent with policies and procedures established by the Company from time to time as applicable to similarly situated persons, Employee is authorized to incur reasonable expenses in carrying out his or her duties and responsibilities under this Agreement and the Company shall promptly reimburse him or her for all appropriate expenses incurred in connection with carrying out the business of the Company.

Section 7. Termination of Employment.

(a) General. The Term of Employment shall terminate earlier than as provided in Section 2 hereof upon the earliest to occur of (i) Employee’s death, (ii) a termination of employment by reason of a Disability, (iii) a termination of employment by the Company with or without Cause, or (iv) a voluntary resignation from employment by Employee either for Good Reason or other than for Good Reason.

(b) Termination due to Death or Disability. Employee’s employment shall terminate automatically upon his/her death. To the extent permitted by law, the Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination. In the event Employee’s employment is terminated due to his/her death or Disability, Employee or his/her estate or his/her beneficiaries, as the case may be, shall be entitled to the Accrued Obligations. Following such termination of Employee’s employment by the reason of death or Disability, except as set forth in this Section 7(b), Employee shall have no further rights to any compensation or any other benefits under this Agreement or otherwise from the Company.

(c) Termination by the Company for Cause or Upon Employee’s Voluntary Resignation other than for Good Reason. In the event the Company terminates Employee’s employment for Cause or if Employee voluntarily resigns other than for Good Reason, he/she shall be entitled only to the Accrued Obligations. Following such termination of Employee’s employment for Cause or upon Employee’s voluntary resignation other than for Good Reason, except as set forth in this subsection 7(c), Employee shall have no further rights to any compensation or any other benefits under this Agreement or otherwise from the Company. Employee shall give the Company at least fourteen (14) days advance written notice of his/her voluntary resignation other than for Good Reason. In such event Company may at its sole discretion and with our without Cause terminate Employee’s employment and pay the Accrued Obligations for the remainder of the fourteen (14) day period or require that Employee not work during any part of the fourteen (14) day notice period and such action will not trigger the payment of any benefits provided for in subsection 7(d).

(d) Termination by the Company without Cause and Voluntary Termination by Employee for Good Reason. The Company may terminate Employee’s employment without Cause effective upon Employee’s receipt of written notice of such termination, and Employee may voluntarily terminate his/her employment for Good Reason by providing the Company fourteen (14) days advance written notice of such termination. In the event of termination of Employee’s employment under any of the foregoing circumstances as set forth in this subsection 7(d) (excluding terminations due to death or Disability), Employee shall be entitled to:

(i) The Accrued Obligations.

(ii) Continuation of Base Salary during the applicable Severance Period, payable in accordance with the Company’s normal payroll practices and subject to withholding of applicable taxes and governmental charges in accordance with federal and state law.

(iii) An amount equal to a percentage of the Employee’s annual bonus target for the fiscal year in which employment termination occurs, with such percentage determined on a pro rata basis based upon the proportion of the year in which the termination occurs that Employee was employed. Such amount shall be payable in accordance with the Company’s normal practices and subject to withholding of applicable taxes, governmental charges, and other withholdings in accordance with federal and state law.

(iv) Employee benefits equivalent to those provided at the date of employment termination (and at the same levels of Employee and Company contribution or payment) during the applicable Severance Period. Provided, however, that if the Company is not able, under the terms of any of the Company’s benefit plans, to continue to provide any such employee benefits to Employee following termination of Employee’s employment, the Company will pay to Employee in cash an amount equal to the amount of such benefit (if the benefit would have been a Company contribution or payment to Employee or Employee’s account of a dollar amount) or an amount equal to Employee’s cost of obtaining such benefit independent of the Company’s benefit plans (if the benefit would not have been a Company contribution or payment to Employee or Employee’s account of a dollar amount).

(v) Outplacement services will be made available to Employee at the Company’s cost, in an amount of up to, for a period not to exceed the applicable Severance Period.

Notwithstanding the foregoing, in the event that Employee breaches any provision of Section 8 hereof, the Company shall be entitled to: cancel and refrain from paying any then-unpaid sums and cancel and cease to provide any other benefits that remain at such time to be provided as described in subsections (ii), (iii) and (iv) above; cancel all outstanding and unexercised options to acquire Shares and unvested Shares then held by Employee to the extent issued under the Company’s incentive plans and cause the Company’s transfer agent to cancel all outstanding Shares then held by Employee that were acquired under the Company’s incentive plans; recover from the Employee all reasonable attorney’s fees incurred by the Company in connection with any such breach and with the enforcement of any such agreement; and thereafter, the Company shall have no further obligations to Employee with respect to any compensation or benefits under this Agreement or otherwise.

Following termination of Employee’s employment by the Company without Cause or if Employee voluntarily terminates his/her employment for Good Reason, except as set forth in this subsection 7(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement or otherwise from the Company.

Employee’s employment by a successor of the Company, or a successor of any subsidiary of the Company, that has assumed this Agreement pursuant to Section 13 shall be considered to be employment by the Company or one of its subsidiaries. For purposes of this subsection 7(d), a transfer from the Company to one of its subsidiaries or a transfer from a subsidiary to the Company or another subsidiary shall not be treated as a termination of employment.

(e) Expiration of the Term of Employment. Upon the expiration of the Term of Employment pursuant to Section 2 hereof, the Company may at its sole discretion, by notice from the Board to Employee of the Company’s exercise of this right, extended the Term of Employment one (1) time for a period of (1) one year. Absent such notice from the Board or upon the expiration of Term of Employment as extended once, Employee’s employment shall then be on an at-will basis such that Employee or the Company may terminate Employee’s employment at any time and for any reason, with or without Cause and without any obligation on the part of the Company to pay sums to Employee post-termination. In the event the Term of Employment expires and Employee becomes employed on an at-will basis, Employee shall be entitled to receive salary and benefits as determined by the Company. During Employee’s employment on an at-will basis and following termination of that employment, Employee shall also continue to be bound by and obligated to comply with the provisions of Sections 3 and 8 through 22 and of this Agreement.

(f) Release. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to subsections 7(d) and (e) other than the Accrued Obligations, Employee shall have executed a customary general release in favor of the Company and its affiliates and related parties, releasing any and all claims against the Company and its affiliates as of the employment termination date, including claims of Employee arising under or pursuant to this Agreement or otherwise relating to his/her employment (other than those payments due under subsection 7(d), substantially in the form attached hereto as Exhibit B, and any waiting periods identified in such release shall have expired.

Section 8. Restrictive Covenants.

Employee acknowledges and agrees that (A) the agreements and covenants contained in this Section 8 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the Company’s business and assets, including Company Confidential Information, and (B) by his/her employment with the Company, Employee will obtain knowledge, contacts, know-how, training and experience, including Company Confidential Information, and there is a substantial probability that such knowledge, know-how, contacts, training and experience, including Company Confidential Information, could be used to the substantial advantage of a competitor of the Company and that the ability of the Company to continue in business could be seriously jeopardized if such information were to be used by the Employee or by other persons or companies that compete with the Company. For purposes of this Section 8, references to the Company shall be deemed to include its parent, subsidiaries, and affiliates.

(a) Confidential Information. At any time during and after the end of the Term of Employment, without the prior written consent of the Board, except to the extent required by an order of a court having jurisdiction or under subpoena or written request from an appropriate government agency, in which event, Employee shall notify the Company of receipt of such order, request, or subpoena within twenty four (24) hours of receipt thereof and prior to any disclosure being made and use his/her best efforts to consult with the Board on the advisability of taking steps to resist or narrow such request prior to responding to any such order or subpoena, and except as required in the performance of his/her duties hereunder, Employee agrees to keep in strict confidence and shall not, directly or indirectly disclose, make known, furnish, make available or use any information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), trade secrets, know-how, customer lists, customer agreements, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, business strategies, financial records, cost, rate and pricing structures, accounting and business methods, packaging design, techniques, systems, formulae, research, records, reports, documentation, models, data and databases, inventions, innovations, improvements, developments, methods, analyses and all similar or related information (whether or not patentable), or other financial, commercial, business or technical information, in any form or medium that is or was disclosed to, or developed or learned by Employee (i) relating to the Company, or (ii) that the Company may receive belonging to suppliers, customers or others who do business with the Company (the foregoing, collectively, “Confidential Information”). Employee’s obligation under this subsection 8(a) shall not apply to any information which (i) is in the public domain or hereafter enters the public domain by some means other than as a result of unauthorized or unlawful actions of any individual, including Employee, (ii) was rightfully received by Employee from a third party without either an obligation to maintain the confidentiality of such information or a breach of any obligation of confidentiality by such third party, (iii) was known to Employee prior to his/her employment with the Company, or (iv) was independently developed by Employee without use of any Confidential Information. Employee acknowledges that all documents and other property including or reflecting Confidential Information furnished to Employee by the Company or otherwise acquired or developed by the Company or Employee or known by Employee shall at all times be the property of the Company. Employee shall take all necessary and appropriate steps to safeguard Confidential Information and protect it against disclosure, misappropriation, misuse, loss and theft. Nothing contained in this Agreement shall be deemed to weaken or waive any rights related to the protection of trade secrets that the Company may have under common law or any applicable statutes.

(b) Ownership of Intellectual Property. All right, title and interest of every kind and nature whatsoever, whether now known or unknown, in and to any intellectual property, including, without limitation, any inventions, trade secrets, patents, trademarks, service marks, trade dress, trade names, copyrights, films, video, media, scripts, tests, software, applications, creations and properties invested, created, written, developed, taped, filmed, furnished, produced or disclosed by or to Employee in the course Employee’s relationship with the Company under this Agreement (the “Intellectual Property”) shall, as between the parties hereto, be and remain the sole and exclusive property of the Company for any and all purposes and uses whatsoever, and Employee shall have no right, title or interest of any kind or nature therein or thereto, or in or to any results and proceeds therefrom. Employee hereby makes and agrees to make, any assignment necessary to effectuate this Section and agrees to perform any act reasonably requested by the Company in furtherance of such assignment.

(c) Non-Competition. Employee covenants and agrees that during the applicable Severance Period, with respect to any State of the United States of America or any other jurisdiction outside of the United States of America in which the Company has engaged in business or is engaged in business at the time of termination of Employee’s employment, Employee shall not, directly or indirectly, individually or jointly, own any interest in, operate, manage, join, control or participate, whether as a partner, director, principal, officer, representative or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity or in any other manner engage in any business (i) that derives 5% or more of its revenues (including the revenues of all affiliates of such business) from Competitive Activities, or (ii) in which any such relationship with Employee would result in the inevitable use or disclosure of Confidential Information. Notwithstanding anything herein to the contrary, this subsection 8(c) shall not prevent Employee from being a passive owner of securities representing not more than three percent (3%) of the outstanding securities of any class of any publicly-held corporation, so long as Employee has no active participation in the business of any such corporation.

(d) Non-Solicitation; Non-Interference. During the Restricted Period, Employee shall not, directly or indirectly, for his/her own account or for the account of any other individual or entity, (i) encourage, solicit, hire or induce, or in any manner attempt to solicit, hire or induce, any person employed by, as agent of, or a service provider to, the Company to terminate such person’s employment, agency or service, as the case may be, with the Company or in any way interfere with the relationship between the Company and such person; (ii) solicit, service or accept business from any individual or entity (including any customer, supplier, licensee, licensor, franchisee or other business relation of the Company) for whom the Company provides or from whom the Company receives products or services within the one-year period before the date of Employee’s termination of employment in order to induce or attempt to induce such person to cease or reduce doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company (including, without limitation, making any negative statements or communications about the Company); or (iii) solicit or accept business from any prospective client of the Company who, within the one-year period prior to the date of Employee’s termination of employment, Employee had directly solicited or where, directly or indirectly, in whole or in part, Employee supervised or participated in the Company’s solicitation activities related to such prospective client, nor shall he/she assist any person or entity to engage in any activity prohibited by this subsection 8(d).

(e) Return of Documents. In the event of the termination of Employee’s employment for any reason, or at any other time the Company may request, Employee shall deliver to the Company all (i) property of the Company, and (ii) memoranda, notes, plans, records, reports, computer media, printouts and software and other documents and data of any nature and in whatever medium (and copies thereof) of the Company including, without limitation all Confidential Information and Intellectual Property, which Employee may then possess or have under Employee’s control, and he/she shall not retain any such property, documents or data or any reproduction thereof.

(f) Works for Hire. Employee agrees that the Company shall solely and exclusively own all right, title and interest throughout the world in and to any Developments. Employee hereby assigns all right, title and interest in and to any and all of these Developments to the Company. Employee shall promptly and fully disclose all Developments to the Company and shall cooperate and perform all actions reasonably requested by the Company (whether during or after the Term of Employment) to establish, confirm and protect the Company’s right, title and interest in such Developments. Without limiting the generality of the foregoing, Employee agrees to assist the Company, at the Company’s expense, to secure the Company’s rights in the Developments in any and all countries, including the execution by Employee or Employee’s affiliates of all applications and all other instruments and documents which the Company shall deem necessary in order to apply for and obtain rights in such Developments and in order to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. If the Company is unable because of Employee’s mental or physical incapacity or for any other reason (including Employee’s refusal to do so after request therefor is made by the Company) to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments belonging to or assigned to the Company pursuant to this Agreement, then Employee hereby irrevocably designates and appoints the Company and its agents as Employee’s agent and attorney-in-fact to act for and on Employee’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Employee. Employee agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Developments other than pursuant to this paragraph in circumstances where such patents or copyright registrations are or have been or are required to be assigned to the Company. In addition, and not in contravention of any of the foregoing, Employee acknowledges that all original works of authorship which are made by him/her (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in Section 201(b) of the 1976 Copyright Act (17 USC Sec. 101) to the maximum extent permitted by law and the Company shall own all of the rights comprised in the copyright therein; provided, however, that to the extent such works may not, by operation of law, constitute “works made for hire,” Employee by this Agreement assigns to the Company all right, title and interest therein. To the extent allowed by law, this includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights.” To the extent Employee retains any such moral rights under applicable law, Employee hereby waives such moral rights and consents to any action consistent with the terms of this Agreement with respect to such moral rights, in each case, to the full extent of such applicable law. Employee will confirm any such waivers and consents from time to time as requested by the Company.

(g) Blue Pencil. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 8 unenforceable, the other provisions of this Section 8 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

Section 9. Injunctive Relief.

Without intending to limit the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Section 8 hereof likely will result in material irreparable injury to the Company or its parent, subsidiaries, or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 8 hereof, restraining Employee from engaging in activities prohibited by Section 8 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 8 hereof. Notwithstanding any other provision to the contrary, the Severance Period and the Restricted Period shall be tolled during any period of violation of any of the covenants in subsection 8(b) or (c) hereof and during any other period required for litigation during which the Company seeks to enforce this covenant against Employee if it is ultimately determined that such person was in breach of such covenants.

Section 10. Representations and Warranties of Employee.

Employee represents and warrants that:

(a) Employee is entering into this Agreement voluntarily and that his/her employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him/her of any agreement to which he/she is a party or by which he/she may be bound;

(b) He/she has not, and in connection with his/her employment with the Company will not, violate any non-competition, non-solicitation or other similar covenant or agreement by which he/she is or may be bound; and

(c) In connection with his/her employment with the Company he/she will not use any confidential or proprietary information he/she may have obtained in connection with employment with any prior employer.

Section 11. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

Section 12. Set Off; Mitigation.

The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Employee to the Company or its affiliates, it being understood that, where applicable, because of the limited recourse of the Promissory Note, no such right of set-off, counterclaim or recoupment shall apply to the Promissory Note except to the extent specifically provided in the Promissory Note. Employee specifically authorizes Company to withhold from any payments to be made by Company to Employee any amounts owed by Employee to the Company.

Section 13. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company’s business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place.

(b) Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there be no such designee, to Employee’s estate.

Section 14. Waiver and Amendments.

Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the party against whom the waiver, alteration, amendment or modification is sought to be enforced; provided, however, that any such waiver, alteration, amendment or modification shall have been consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights or the other party’s breaches hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions of a similar nature hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 15. Severability and Governing Law.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction: (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF COLORADO (WITHOUT REFERENCE TO THE CONFLICT OF LAWS PROVISIONS THEREOF).

Section 16. Notices.

(a) Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b) Any notice so addressed shall be deemed to be given: (i) if delivered by hand, on the business day of such delivery (or if the delivery is not made on a business day, on the next succeeding business day); (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 17. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 18. Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

Section 19. Survival of Operative Sections.

Upon any termination of Employee’s employment, the provisions of Section 7 through Section 20 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

Section 20. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

Section 21. American Jobs Creation Act Of 2004.

All amounts paid under this Agreement (including without limitation Base Salary) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction or authorized by Employee. Notwithstanding any other provision of this Agreement whatsoever, the Company, in its sole discretion, shall have the right to provide for the application and effects of Section 280G and Section 409A of the Internal Revenue Code (relating to deferred compensation arrangements) and any related administrative guidance issued by the Internal Revenue Service. In particular, the Company shall have the authority to delay the payment of any amounts under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code (relating to payments made to certain “key employees" of publicly-traded companies); in such event, the payment(s) at issue may not be made before the date which is six (6) months after the date of Executive ’s separation from service, or, if earlier, the date of death.

Section 22. Dispute Resolution, Jurisdiction and Venue

The parties consent to jurisdiction and venue in the federal and state courts located in the State of Colorado for resolution of all disputes between them, including without limitation any and all disputes relating in any way to this Agreement, Employee’s employment or the termination of that employment. As sophisticated parties with the ability to consult with legal counsel of their own choosing, the parties also hereby explicitly waive any right to jury in any such disputes, as well as any right or claim to exemplary or punitive damages. Also, in any litigation between the parties, in addition to any other recovery, the prevailing party shall be entitled to recover from the other party all of its costs and attorneys fees reasonably expended in defense or prosecution of such action.

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[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

THE PARENT COMPANY
/s/ Gigi Healy
By:	Gigi Healy
Title:	Vice President
Human Resources and Administration
Employee
/s/ Michael J. Wagner
Michael J. Wagner